Exhibit 99.1

   PEAK INTERNATIONAL ANNOUNCES PRELIMINARY THIRD FISCAL QUARTER 2005 RESULTS

     NEWARK, Calif., Jan. 28 /PRNewswire-FirstCall/ -- Peak International Limited (Nasdaq: PEAK) today announced preliminary financial results for its third fiscal quarter ended December 31, 2004.

     The Company expects net sales for the third quarter to be approximately $16.8 million as compared to $17 million for the same period last year. The Company expects a net loss of approximately $2.5 million to $2.7 million for the third quarter. In addition, expenses related to the results of an internal review of the payroll practices at the Company's factory operated in China under a processing agreement with a third party may impact the Company's third fiscal quarter results. The Company discovered variances in the computation and withholding of both taxes and social insurance contributions in the Company's factory, located in Shenzhen, the People's Republic of China. The Company's factory is operated under a processing agreement with an unaffiliated PRC company. Under the terms of the processing agreement the Company is ultimately responsible for matters related to the employment of the factory workers, including the payment of taxes and social insurance.

     As a result of its recent review of practices in the factory, the Company believes it may be obligated under the processing agreement to pay approximately $1.5 to $1.8 million for unpaid social insurance payments, back employment taxes for factory workers and interest in addition to any penalties that may be imposed on the factory. Management of the Company and the Company's Audit Committee are reviewing the impact on and potential accounting treatment of these potential liabilities on the Company's financial statements. As a result, the Company has delayed announcing its financial results for its third fiscal quarter ended December 31, 2004. The Company and Audit Committee intend to conclude such review and issue third fiscal quarter results promptly. All statements relating to the Company's third quarter financial performance contained in this release are preliminary and may change based on the Company's management and independent auditors completion of customary closing and review procedures.

     No claim has been made by any government agency and, since discovery of the variances, the Company has confirmed that all employment taxes and social insurance for which the factory is responsible are being funded. In addition, the Company is in the process of implementing additional internal controls to avoid similar situations in the future.

     About Peak International Limited
     Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

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     Safe Harbor Statement
     Except for historical information contained herein, the statements in this press release regarding the Company's preliminary estimates and ranges of the Company's financial results for the third fiscal quarter, approximate amount of the Company's obligations for unpaid social insurance payments and back employment tax, the Company's ability to review and assess the impact of its obligation to pay past employment taxes and unpaid social insurance payments and the Company's ability to implement additional internal controls are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, the Company's management and auditors, upon completion of their customary quarterly closing and review procedures, concluding any potential penalties that may be imposed on the Company as a result of variances in the computation and withholding of both taxes and social insurance contributions in the Company's factory, any additional obligations the Company may find after its initial review of its payroll practices, difficulties related to working in the PRC, including regional government and processing partner relations, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q filed on November 15, 2004. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

     CONTACT:   Cal Reed, Chairman & CEO       William Snyder, CFO
                                               510-449-0100

SOURCE  Peak International Limited
     -0-                             01/28/2005
     /CONTACT: Cal Reed, Chairman & CEO, or William Snyder, CFO, both of Peak International, +1-510-449-0100/
     /Web site:  http://www.peakf.com /